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                                                                      EXHIBIT 99






FOR IMMEDIATE RELEASE
October 18, 1996


CITFED BANCORP, INC. DECLARES THREE-FOR-TWO STOCK SPLIT
AND ANNOUNCES SECOND QUARTER CASH DIVIDEND


Dayton, Ohio -- CitFed Bancorp, Inc. (NASDAQ/NNM:CTZN) Board of Directors today approved a three-for-two stock split in the form of a stock dividend. CitFed's regular quarterly cash dividend of eight cents per share was also declared on the post-split shares. The Corporation's cash dividends will increase by 50 percent. The announcement was made by Chairman and President Jerry L. Kirby.

     The stock dividend will be paid November 29, 1996 to stockholders of record as of November 15, 1996. The stock dividend will pay one common share of CitFed Bancorp stock for every two shares of common stock held on the record date. Stockholders will receive cash in lieu of fractional shares. The regular quarterly cash dividend will be based on all outstanding common shares including the stock dividend, and will be paid on December 2, 1996 to stockholders of record on November 15, 1996.

     "The Board of Directors has declared this stock dividend in recognition of the

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CitFed Bancorp
2-2-2

recent financial performance of the Corporation and investor interest in our stock," Kirby said. "Combined with our increased cash dividends, these actions clearly demonstrate our mission to enhance shareholder value."

     Kirby also stated that CitFed expects to take a one-time pretax charge of about $10.4 million in its second quarter which ended September 30, 1996 as part of its contribution to fully fund the Savings Association Insurance Fund
(SAIF) as a result of legislation signed into law by President Clinton on September 30.

     "The long-term benefits of lower insurance premiums for deposits insured by SAIF far outweigh any short-term effect on our second quarter's results," Kirby said. "Beginning in January of 1997, as a result of the lower insurance premium which is expected to be approximately 6.4 cents per $100 of deposits, we should realize pretax annual savings of about $2.7 million."

     CitFed Bancorp plans to announce its earnings for the second quarter of fiscal 1997 on October 29.

     CitFed Bancorp, Inc. is the holding company of Citizens Federal Bank, F.S.B., the largest financial institution headquartered in Dayton with assets of $2.7 billion. Citizens Federal operates 33 offices in a six-county area. CitFed Mortgage Corporation of America, the wholly owned subsidiary of Citizens Federal, has 13 loan origination offices in Ohio, Indiana, Kentucky, Virginia and North Carolina.

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